EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated November 6th, 2005, between **ICP GLOBAL TECHNOLOGIES INC.** (the "Company") and **Arlene Ades** (the "Employee").

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions.

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

"Board" shall mean the Board of Directors of the Company, as constituted from time to time.

"Business" shall mean the business of the Company as determined by the board of directors of the Company from time to time.

"Business Day" means a day other than a Saturday, Sunday, statutory holiday or other day on which banks are generally closed in the Province of Quebec, Canada

"Cause" shall mean any act or omission of the Employee that would under the common law or statutes applicable in the Province of Quebec, permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

"Disability" shall mean the Employee is incapacitated if he: (a) is declared by a court of competent jurisdiction to be mentally incompetent and such declaration has not been revoked; (b) becomes permanently disabled such that performance of the Employee's duties under the terms of this Agreement becomes impossible; or (c) becomes unable, by reason of illness, disease, mental or physical disability or incapacity, to perform his duties as an employee of the Company for a period of 180 consecutive days or for 270 days in total during any period of 365 consecutive days, but does not include a leave of absence authorized in writing by the Company.

"Effective Date" shall mean January 3rd, 2006

"Position" means the Employee's position within the Company as set out in Section 2.1 below.

"Equity Incentive Plan" means the Company's equity incentive plan, as amended from time to time, providing, among others, employees of the Company with the opportunity through stock options to acquire a proprietary interest in the Company.

Section 1.2 Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the employment of the Employee by the Company and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. The Employee specifically acknowledges that in considering and accepting the terms of this Agreement, he has not relied on any statement or representation regarding the future prospects of the Company, and that no representations have been made to the Employee regarding the duration of the Employee's employment with the Company.

Section 1.3 Currency.

All dollar amounts referred to in this Agreement are in Canadian funds.

ARTICLE 2
EMPLOYMENT

Section 2.1 Employment.

The Company hereby agrees to employ the Employee, and the Employee acknowledges acceptance of employment in the Position of Vice President Sales, North American Retail Markets, on the terms and conditions contained herein as of and with effect from the Effective Date. During the term of this Agreement, the Employee shall report to Sass Peress, Chief Executive Officer of the Company. The Employee acknowledges that the Employee's Position within the Company and the duties attaching thereto may be reasonably amended or added to by Company from time to time.

This Agreement and the Employee's employment hereunder shall commence on the Effective Date and shall continue for an indefinite period, subject to termination in accordance with the terms and conditions set forth in Section 3.1 of this Agreement.

Section 2.2 Duties.

During the term of this Agreement, the Employee shall:

(a) well and faithfully serve the Company and carry out those responsibilities as are necessary or incidental to perform the functions associated with the Position of head of retail sales in North America, with a view to the best interests of the Company;

(b) devote all of her working time, skill, experience and attention to carry out the responsibilities consistent with the Position, and

(c) not incur any debt, liability or obligation, or enter into any contract or agreement for, or on behalf of, or in the name of the Company except in the ordinary course of business unless duly authorized by the Company.

Section 2.3 Remuneration.

As compensation for the performance by the Employee of his duties hereunder:

(a) Commencing on the Effective Date, the Employee's base salary (the "Base Salary") shall be **$90,000.00** per annum, payable in equal bi-weekly instalments in arrears, less those deductions, withholdings or contributions which are required by law;

(b) the Employee, at the sole discretion of the Board (or the Compensation Committee thereof), may be granted, pursuant to the Equity Stock Option Plan options to purchase up to 3% of the common shares of the Company on such terms as shall be determined by the Board (or Compensation Committee thereof);

(c) the Employee shall be entitled to participate in all of the benefit plans for employees of the Company in effect from time to time, including any medical, dental and group life and disability benefit plans, as of and with effect from the Effective Date; and

(d) the Employee will be entitled to receive commission of 1.5% on the first US$7million and 3% on any sales in her territory (being North American retail consumer goods, i.e. Sunsei or Coleman branded consumer products) above that time during each fiscal year, in subject to the Schedule 1 to this Agreement, as amended from time to time.

(e) The Employee shall be entitled to receive a car allowance in the amount of $1000CAD per month during the term of this Agreement.

(f) The Employee shall provide her own Blackberry but the Company shall pay all mobile phone/email expenses directly.

(g) The Company shall provide a laptop for corporate use.

(h) The Company shall pay Employee $240 towards the purchase of home office equipment upon presentation of receipt of payment by Employee.

Section 2.4 Vacation.

During each year of this Agreement, the Employee shall be entitled to a paid vacation totalling up to 4 weeks, to be taken at such time or times as may be mutually agreed upon by the parties hereto, which vacation may not be carried forward to the next following year. Adjustments increasing the amount of vacation leave available to the Employee will be made from time to time, in accordance with Company policies.

Section 2.5 Expenses.

The Company shall reimburse the Employee for all out-of-pocket expenses reasonably and properly incurred by the Employee in connection with his duties hereunder, provided that the Employee shall first furnish to the Company statements and vouchers for all such reasonable expenses. Any advances that the Company makes to the Employee for expenses which have not been properly substantiated shall be deducted from your salary, if not repaid to the company.

ARTICLE 3
TERMINATION

Section 3.1 Termination.

The employment of the Employee hereunder may be terminated by either the Company or the Employee, as the case may be, exercised by notice in writing at any time upon the happening of any of the following events, in which event the Employee's employment shall terminate upon the date specified in such notice:

(a) by the Company for Cause, without advance notice or payment in lieu thereof;

(b) by the Company, without Cause, by providing to the Employee:

(i) with the greater of: (A) salary continuance for 3 months following notice of termination or, at the Company's option, a lump sum amount equal to the aggregate salary the Employee would have received during such salary continuance period, and (B) those amounts required to be paid pursuant to employment standards legislation for the Province of Quebec; and

(ii) the value of the unused pro-rated vacation leave with pay for that portion of the year in which the employment of the Employee is terminated during which the Employee was actively employed;

(c) by the Company, in the event of the Disability of the Employee, in which case, the Employee shall be entitled, to the extent he qualifies, to the long term disability benefits for employees of the Company in effect at such time in lieu of any other compensation whatsoever; or

(d) by the Employee, by delivering two weeks written prior notice of her resignation to the Company,

provided that this Agreement shall automatically terminate without notice of any kind whatsoever upon the death of the Employee.

The Company may deduct from any payment due to the employee under this Section 3.1, any amount then owed by the Employee to the Company, and this Agreement shall be the Employee's written authorization for the Company to do so. It is agreed that the payment by the Company of any balance owing to the Employee following any such deduction shall be in full satisfaction of all obligations of the Company under this Section 3.1.

In the event that the payments to be made by the Company to the Employee under this Section 3.1 are less than the aggregate amount owed by the Employee to the Company, the Company may, at the Company's sole option, deduct up to 100% of such payment to be allocated toward the repayment of the amount owed, and nothing herein shall relieve the Employee of the obligation to repay any balance due to the Company.

Section 3.2 Release.

Each of the Company and the Employee confirm that the provisions of section 3.1(b) are reasonable and the total amount payable as outlined therein is an amount which has been agreed between them to be payable hereunder and is a reasonable estimate of the damages which will be suffered by the Employee in the event of a termination without Cause and shall not be construed as a penalty. The Employee agrees that any payments provided for in section 3.1(b) which are over and above the statutory minimums are conditional upon the Employee's execution of a full and final release in favour of the Company in a form satisfactory to the Company.

ARTICLE 4
CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

Section 4.1 Company Information.

The Employee shall at all times during the term of her engagement and thereafter to hold in strictest confidence, and shall not use, except as required in connection with the Employee's work for the Company, or to disclose to any person, firm or corporation, without the written authorization of an officer of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom the Employee called or with whom the Employee became acquainted during the term of this Agreement), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to the Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by the Employee during the period of the term of this Agreement, whether or not during working hours. The Employee understands that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company's business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. The Employee further understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of her or of others who were under confidentiality obligations as to the item or items involved. The Employee must obtain the Company's written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to her work at the Company and/or incorporates any confidential or proprietary information of the Company.

Section 4.2 Former Employer Information.

The Employee will not, during her employment with the Company, improperly use or disclose any proprietary information or trade secrets of her former or concurrent employers or companies, if any, and the Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to her former or concurrent employers or companies unless consented to in writing by said employers or companies. The Employee will use in the performance of her duties only information which is generally known and used by persons with training and experience comparable to that of the Employee, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Section 4.3 Inventions and Original Works Assigned to the Company.

The Employee will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company all of the Employee's rights, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which the Employee may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of the Employee's employment with the Company. This Agreement does not require assignment of any invention which the Employee has developed entirely on the Employee's own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the Company's Business, or actual or demonstrably anticipated research or development of the Company; or,

(b) result from any work performed by the Employee for the Company.

The Employee hereby further waives any moral rights he may otherwise claim on such works of authorship and copyright.

Section 4.4 Obtaining Patent, Copyright Registrations and Other Protections.

The Employee will assist the Company in every proper way to obtain and enforce Canadian, United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end, the Employee will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, evidencing, sustaining and enforcing or to perfect such proprietary rights and the assignment thereof. In addition, the Employee will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. The Employee's obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of her employment, but the Company shall compensate the Employee at a reasonable rate after her termination for the time actually spent by the Employee at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure the Employee's signature on any document needed in connection with the actions specified in the preceding paragraph of this Section 4.4, the Employee hereby irrevocably designates and appoints the Company and its officers and agents as her agent and attorney-in-fact, to act for and in her behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which the Employee now or may hereafter has for infringement of any proprietary rights assigned to the Company.

Section 4.5 Conflicts of Interest; Non-Solicitation.

The Employee represents that her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by the Employee in confidence or in trust prior to the Effective Date. The Employee has not entered into, and the Employee agrees that he will not enter into, any agreement either written or oral in conflict herewith.

Furthermore, the Employee agrees that during the period of her employment by the Company he will not, without the Company's express written consent, engage in any employment or business activity which is competitive with or would otherwise conflict with the Business nor will the Employee engage in any other activities which conflict with the Employee's obligations to the Company.

For the period of the Employee's employment by the Company and for six months after the date of termination of her employment by the Company, the Employee will not directly or indirectly induce any employee, supplier or customer of the Company in any way that would interfere with or compete with the Business of the Company. Upon any termination of the Employee's employment with the Company, the Employee agrees to resign from any solar association in respect of which the Employee is a member or holds a position in, and agrees not to assume any such membership or position for a period of six months thereafter.

Section 4.6 Return of Company Property.

Upon any termination of the Employee's employment with the Company, the Employee will deliver to the Company (and will not keep in her possession, recreate or deliver to anyone else) any and all property belonging to the Company which is within the control of the Employee.

Section 4.7 Notification of New Employer.

In the event that the Employee leaves the employ of the Company, the Employee hereby consents to the notification of her new employer of her rights and obligations under this Agreement.

Section 4.8 Remedies.

Because the Employee's services are personal and unique and because the Employee may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

If any restriction set forth in this agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Section 4.9 Interpretation

For the purposes of this Article 4, unless the context otherwise requires, the term "Company" shall includes not only the Company itself, but also its subsidiaries, affiliates, parent companies, successors and assigns.

ARTICLE 5
GENERAL

Section 5.1 Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto shall be in writing and shall be sufficiently given if delivered personally or sent by pre-paid registered mail to the Employee at the last address provided to the Company by the Employee or to the Company at the Company's head office. Every notice or other communication shall be deemed to have been received, (i) on the date of receipt, if given by personal delivery, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail.

Section 5.2 Survival.

Notwithstanding the termination of this Agreement, (a) neither party shall be released from any obligation that accrued prior to the date of termination; and (b) each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement and more particularly, but not limited to, Articles 3, 4 and 5 hereof.

Section 5.3 Amendment and Waiver.

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5.4 Successors and Assigns.

This Agreement shall endure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 5.5 Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

Section 5.6 Independent Legal Advice.

The Employee acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement. The Employee acknowledges that he has entered into this Agreement voluntarily and that he has not been improperly induced in any way to accept employment with the Company or to enter into this Agreement.

Section 5.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

Section 5.8 Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

Section 5.9 Language.

The parties hereto acknowledge that they have requested and are satisfied that the foregoing be drawn up in English. Les parties aux présentes reconnaissent qu'elles ont exigé que ce qui précède soit rédigé en anglais et s'en déclarent satisfaites.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

Arlene Ades

WITNESS TO EMPLOYEE SIGNATURE

Name: Mike Di Domenico

Corporate Controller

ICP Global Technologies Inc.

Per:

Authorized Signing Officer